Exhibit 99.1

  McGrath RentCorp Announces Results for Fourth Quarter and Year-end;
               EPS Increases 33% to $1.61 for the Year;
                Company Announces 14% Dividend Increase


   LIVERMORE, Calif.--(BUSINESS WIRE)--Feb. 23, 2006--McGrath
RentCorp (Nasdaq:MGRC) today announced revenues for the quarter ended December 31, 2005, of $77.6 million, compared to $59.3 million in fourth quarter 2004. The Company reported net income for the fourth quarter 2005 of $12.1 million, or $0.47 per diluted share, compared to $8.8 million, or $0.35 per diluted share, in the fourth quarter 2004.
   Total revenues for the twelve months ended December 31, 2005, were $272.2 million, compared to $202.5 million in the same twelve-month period in 2004. Net income for the twelve months ended December 31, 2005, increased 36% to $40.8 million, or $1.61 per diluted share, compared to net income of $30.0 million, or $1.21 per diluted share, in the prior-year period.
   The Company also announced that the board of directors declared a quarterly cash dividend of $0.16 per share for the quarter ending March 31, 2006, an increase of 14% over last year's same period. On an annualized basis, this dividend represents a 2.0% yield based on the February 22, 2006, closing stock price. The cash dividend will be payable on April 28, 2006, to all shareholders of record on April 14, 2006.
   For the fourth quarter of 2005, the Company's Mobile Modular division reported an increase in total revenues of 43% from $30.7 million in fourth quarter 2004 to $43.8 million in fourth quarter 2005, with both rental and sales revenues improving on the continued strength in the educational market. Modular sales revenues for the quarter of $14.4 million included $8.4 million of sales revenues related to hurricane damages in the southeastern U.S. in 2005. The Company views these types of large sale projects as unique opportunities and generally would not expect sale projects of a similar size to occur on a regular basis. Mobile Modular's increase in revenues led to a 37% increase in its pre-tax income to $13.4 million. Looking forward, Mobile Modular does not anticipate additional 2005 hurricane-related rental or sale opportunities of any significance. For the Company's TRS-RenTelco division, fourth quarter 2005 rental revenues increased 1% to $18.6 million from $18.5 million in the prior year's same quarter, and gross profit on rents increased to $8.0 million from $6.6 million a year ago primarily due to lower depreciation expense, contributing to the quarter's pre-tax income increase to $5.5 million from $3.9 million in 2004.
   Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:
   "Our favorable fourth quarter results were led by another solid year for Mobile Modular and the improving health and profitability of our test equipment business. Our long-term success has been and will continue to be driven by rental revenue growth and improved gross profit on rents. We believe these metrics provide the best gauge of the health and sustainable earnings potential of both Mobile Modular and TRS-RenTelco.
   "Our success in 2005 was driven by both of our core rental businesses, contributing to a combined 27% annual rental revenue increase to $152.3 million. Mobile Modular rental revenues increased 14% to $81.2 million, which includes our first full-year of Florida rental operations, with gross profit on rents increasing 15% to $51.8 million. TRS-RenTelco rental revenues increased 45% to $71.1 million, primarily as a result of the TRS acquisition in 2004, with gross profit on rents increasing 43% to $27.1 million.
   "Mobile Modular continued to benefit in 2005 from the recurring rental stream from educational facility rentals in the geographic markets we serve. California had another favorable year in rental revenue growth despite an increased level of classroom returns during the third and fourth quarters related to the completion of a number of modernization projects. In Florida, we continued to make strong progress in growing our customer base of public school districts. Additionally, our Florida hybrid classroom continues to gain popularity in the market place. In Texas, we benefited from both an increased level of classroom rental activity as well as from rentals related to the impact of various hurricanes.
   "At TRS-RenTelco, although fourth quarter rental revenues were only up slightly compared to a year ago, we managed to increase gross profit on rents by $1.4 million or 22% chiefly through lower depreciation expense and to a lesser degree continuing to improve the cost-effectiveness of our operations. Depreciation expense as a percentage of rents was 44.6% in the fourth quarter of 2005, as compared to 51.5% in the fourth quarter of 2004. The significant decrease in depreciation expense was attributable to the extension of useful life of two test equipment models in the second quarter of 2005, the impact of selling underutilized equipment through more effective management of our rental inventory at the model number level, and rental equipment becoming fully depreciated.
   "In addition to our favorable rental operations results in 2005, we benefited from unique sales of modular classrooms related to hurricanes in the southeastern U.S., which contributed $0.09 in EPS for the year. We also benefited from a lower effective tax rate in 2005 compared to 2004 as a result of a cumulative deferred tax adjustment for the state income tax accrual rate resulting from our first full-year of TRS operations following the acquisition, which added $0.03 in EPS for the year.
   "In late 2005, we began an important initiative and investment in our future by upgrading our operating and financial software applications. We believe this investment will benefit us in the years to come by creating information system platforms that provide us the scalability necessary for increased business levels in growing McGrath RentCorp. At this time, we expect this project to be completed in late 2007.
   "For Mobile Modular in 2006, we are uncertain at this time as to the level of new modernization work that will be commenced. This is a function of the current amount of unallocated and unreleased state funds for modernization from the prior state-wide bond measure, the backlog of applications awaiting funding and the actual commencement of projects. For modernization work beyond 2006, we are increasingly optimistic that a state-wide facilities bond measure in California with significant monies for modernization projects will be placed on the ballot in late 2006. We believe that this bond measure, if passed, along with the success of local bond measures passed in November 2005, should provide monies to support favorable levels of new modernization projects in both 2007 and 2008. Keep in mind, assuming favorable new business levels, compared to future returning equipment, we would expect that it will take at least a few quarters to raise utilization levels of the California classroom rental fleet, as the majority of classroom equipment typically begins to ship late in the second quarter and in the third quarter annually. For Florida, we are well positioned to continue to grow our business levels. We anticipate that we will continue to benefit from student enrollment growth, class size reduction, the phasing out of older coded modular classrooms and broader market acceptance of our hybrid classroom product. Also in 2006, we will begin to develop our Florida property for a regional sales and inventory center to support our growth.
   "For TRS-RenTelco in 2006, we are anticipating healthier U.S. and Canadian rental markets. Additionally, we should continue to benefit from cost-effectiveness improvement efforts to our operations. Internationally, we will continue the work started in late 2005 on evaluating strategic development opportunities in selective markets in which we are either currently doing business or are considering entering.
   "Looking forward to 2006, although we are projecting favorable top-line rental revenue growth for both modulars and electronics, our full-year earnings per share guidance is in a range of $1.50 to $1.60 per share. It is important to understand the year to year differences by bridging our actual results for 2005 of $1.61 per share to our 2006 guidance range of $1.50 to $1.60 per share. In 2006, although we expect improved rental operation results, we don't expect any significant sales like those in 2005 related to hurricane damages in the southeastern U.S., which added $0.09 per share. Further, we expect EPS in 2006 to be reduced by $0.09 per share for the estimated impact of stock option expensing required under FAS 123R beginning January 1, 2006 and by $0.04 per share due to a higher estimated effective tax rate of 39.0% compared to 37.5% in 2005, based on the expected 2006 revenue distribution by state.
   "In summary, I am very pleased with our 2005 results and I believe 2006 will continue to show favorable performance from our core rental operations. Looking ahead, our strategic planning process for evaluating both organic and acquisition opportunities for growth is fully engaged. We are actively assessing our next strategic growth opportunities and preparing our information systems and operating processes to support a growing McGrath RentCorp in the years ahead."

   FOURTH QUARTER 2005 HIGHLIGHTS (AS COMPARED TO FOURTH QUARTER
2004)

   -- Rental revenues increased 7% to $40.3 million. Within rental revenues, Mobile Modular increased 13% from $19.1 million to $21.7 million; TRS-RenTelco increased 1% from $18.5 million to $18.6 million, and improved sequentially from the third quarter 2005 level of $18.4 million.

   -- Sales revenues increased 96% to $28.7 million, resulting primarily from Mobile Modular's increased sales volume, which included $8.4 million of sales revenues related to damages caused by the recent hurricanes. Higher sales volume combined with a lower gross margin percentage, 22.7% in 2005 compared to 29.1% in 2004, resulted in a gross profit increase of $2.3 million. Sales revenues and related gross margins can fluctuate from quarter to quarter depending on customer requirements, equipment availability and funding.

   -- Depreciation of rental equipment decreased 5% to $11.1 million, with Mobile Modular increasing 28% to $2.8 million from $2.2 million in 2004, and TRS-RenTelco decreasing 13% to $8.3 million from $9.5 million in 2004. The TRS-RenTelco decrease was due to the determination in April 2005 to extend the useful lives on two models of test equipment (quarterly impact of $0.6 million), the selling of underutilized equipment and rental equipment becoming fully depreciated, offset by new equipment purchases.

   -- Debt increased $8.6 million during the quarter to $163.2 million, with the Company's total liabilities to equity ratio decreasing from 1.80 to 1 at September 30, 2005 to 1.73 to 1 as of December 31, 2005. As of December 31, 2005, the Company, under its lines of credit, had capacity to borrow an additional $91.8 million.

   -- Dividend rate increased 27% to $0.14 per share for the fourth quarter 2005, as compared to $0.11 per share for the fourth quarter of 2004. On an annualized basis, this dividend represents a 1.7% yield on the February 22, 2006 close price of $32.25.

   It is suggested that the press release be read in conjunction with the financial statements and notes thereto included in the Company's latest Form 10-K and Forms 10-Q. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest filings on Form 10-K and Form 10-Q.

   FINANCIAL GUIDANCE

   The Company expects favorable rental revenue growth for both modulars and electronics in 2006, with full-year earnings per share to be in a range of $1.50 to $1.60 per diluted share. In 2006, although we expect improved rental operation results, we don't expect any significant sales like those in 2005 related to hurricane damages in the southeastern U.S., which added $0.09 per share. Further, we expect diluted earnings per share in 2006 to be reduced by $0.09 per share for the estimated impact of stock option expensing required under the adoption of Statement of Financial Standards No. 123R, "Share Based Payment," beginning January 1, 2006 and by $0.04 per share due to a higher estimated effective tax rate of 39.0%, compared to 37.5% in 2005, based on the expected 2006 revenue distribution by state. Such a forward-looking statement reflects McGrath RentCorp's expectations as of February 23, 2006. Actual 2006 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the "forward-looking statements" paragraph at the end of this press release.

   About McGrath RentCorp

   Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customers' temporary and permanent space needs in California, Texas and Florida. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for grades K - 12 in California. The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading providers of general purpose and communications test equipment in North America.

   CONFERENCE CALL NOTE: As previously announced in its press release of January 26, 2006, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on February 23, 2006 to discuss the fourth quarter 2006 results. To participate in the teleconference, dial 1-800-218-0204 (in the U.S.), or 1-303-262-2143
(outside the U.S.), or visit the investor relations section of the Company's website at www.mgrc.com. Telephone replay of the call will be available for 48 hours following the call by dialing 1-800-405-2236 (in the U.S.), or 1-303-590-3000 (outside the U.S.). The pass code for the call replay is 11050313.

   This press release contains statements, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a number of risks and uncertainties. These statements appear in a number of places. Such statements can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "estimates", "will", "should", "plans" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These include our expectation that our long-term success will continue to be driven by rental revenue growth and improved gross profit on rents, our expectation that our investment in upgrading our operating and financial software applications will benefit us, our expectation that the California state-wide facilities bond measure, if passed in 2006, along with the local school bond measures passed in November 2005 would provide monies to support favorable levels of new modernization projects in California, our expectation regarding raising utilization levels of the California classroom rental fleet assuming favorable business levels, compared to future returning equipment, our expectation that we are positioned to continue to grow our business levels in Florida, and in particular, our expectation that in the Florida market we will benefit from student enrollment growth, class size reduction, the phasing out of older modular classrooms and the broader market acceptance of our hybrid classroom product, our expectation of healthier U.S. and Canadian rental markets in 2006 for TRS-RenTelco, our expectation that internationally we will continue evaluating strategic opportunities in selective markets, our expectation regarding the annual dividend yield, our expectation regarding the 2006 effective tax rate, our expectation regarding the 2006 revenue distribution by state, and our 2006 full-year earnings per share guidance, including our expectations for impacts on our 2006 earnings per share resulting from expected stock option expenses relating to adoption of FASB 123(R), our expectations regarding significant sales like those in 2005 related to hurricane damages in the southeastern U.S., and expected increases in earnings per share from improved rental operations results. These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include the effectiveness of management's strategies and decisions, general economic and business conditions, the condition of the telecommunications industry, new or modified statutory or regulatory requirements, continuing demand for modular products, timely delivery and installation of modular products, delays of future sales projects, changing prices and market conditions. There may be other factors not listed above that could cause actual results to vary materially from the forward-looking statements described in this press release.




                           MCGRATH RENTCORP
                  CONSOLIDATED STATEMENTS OF INCOME
                             (UNAUDITED)

 (in thousands, except per share amounts)
----------------------------------------------------------------------

                             Three Months Ended    Twelve Months Ended
                                December 31,          December 31,
                             --------------------  -------------------
                               2005       2004        2005     2004
--------------------------------------  ---------  --------- ---------

REVENUES
--------
  Rental                      $40,316    $37,662   $152,316  $120,358
  Rental Related Services       8,021      6,389     26,460    23,347
                             ---------  ---------  --------- ---------
    Rental Operations          48,337     44,051    178,776   143,705
  Sales                        28,730     14,673     90,823    57,162
  Other                           548        588      2,581     1,653
                             ---------  ---------  --------- ---------
          Total Revenues       77,615     59,312    272,180   202,520
                             ---------  ---------  --------- ---------

COSTS AND EXPENSES
------------------
  Direct Costs of Rental
   Operations
    Depreciation of Rental
    Equipment                  11,088     11,701     44,178    32,426
    Rental Related Services     5,687      4,926     17,893    15,172
    Other                       7,230      6,793     29,292    24,007
                             ---------  ---------  --------- ---------
          Total Direct Costs
           of Rental
           Operations          24,005     23,420     91,363    71,605
  Costs of Sales               22,203     10,405     67,378    43,134
                             ---------  ---------  --------- ---------
          Total Costs          46,208     33,825    158,741   114,739
                             ---------  ---------  --------- ---------
             Gross Profit      31,407     25,487    113,439    87,781
  Selling and Administrative   10,295     10,411     39,819    33,705
                             ---------  ---------  --------- ---------
    Income from Operations     21,112     15,076     73,620    54,076
  Interest                      2,164      1,664      7,890     5,188
                             ---------  ---------  --------- ---------
    Income Before Provision
     for Income Taxes          18,948     13,412     65,730    48,888
  Provision for Income Taxes    6,872      4,688     24,649    18,843
                             ---------  ---------  --------- ---------
    Income Before Minority
     Interest                  12,076      8,724     41,081    30,045
  Minority Interest in
    Income of Subsidiary          (29)       (34)       262        48
     Net Income               $12,105    $ 8,758   $ 40,819  $ 29,997
                             =========  =========  ========= =========

Earnings Per Share:
  Basic                       $  0.49    $  0.36   $   1.65  $   1.23
  Diluted                     $  0.47    $  0.35   $   1.61  $   1.21
Shares Used in Per Share
 Calculation:
  Basic                        24,795     24,464     24,668    24,344
  Diluted                      25,542     25,020     25,331    24,804





                           MCGRATH RENTCORP
                     CONSOLIDATED BALANCE SHEETS
                             (UNAUDITED)

----------------------------------------------------------------------
                                                      December 31,
                                                   -------------------
(in thousands)                                      2005       2004
----------------------------------------------------------------------

Assets
------
Cash                                            $    276   $    189
Accounts Receivable, net of allowance for
 doubtful accounts of $1,000 in 2005 and $900
 in 2004                                          63,702     53,846

Rental Equipment, at cost:
  Relocatable Modular  Buildings                 408,227    339,537
  Electronic Test Instruments                    154,708    149,437
                                               ----------  -----------
                                                 562,935    488,974
  Less Accumulated Depreciation                 (156,502)  (131,186)
                                               ----------  -----------
    Rental Equipment, net                        406,433    357,788
                                               ----------  -----------
Property, Plant and Equipment, net                56,008     47,750
Prepaid Expenses and Other Assets                 16,019     14,707
                                               ----------  -----------
        Total Assets                            $542,438   $474,280
                                               ==========  ===========

Liabilities and Shareholders' Equity
------------------------------------
Liabilities:
  Notes Payable                                 $163,232   $151,888
  Accounts Payable and Accrued Liabilities        51,690     39,460
  Deferred Income                                 27,410     24,377
  Minority Interest in Subsidiary                  3,199      2,937
  Deferred Income Taxes, net                      98,438     88,730
                                               ----------  -----------
        Total Liabilities                        343,969    307,392
                                               ----------  -----------

Shareholders' Equity:
  Common Stock, no par value --
    Authorized -- 40,000 shares
     Issued and Outstanding -- 24,832 shares in
        2005 and 24,543 shares in 2004            26,224     21,586
  Retained Earnings                              172,245    145,302
                                               ----------  -----------
        Total Shareholders' Equity               198,469    166,888
                                               ----------  -----------
        Total Liabilities and Shareholders'
         Equity                                 $542,438   $474,280
                                               ==========  ===========





                           MCGRATH RENTCORP
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (UNAUDITED)

----------------------------------------------------------------------
                                               Year Ended December 31,
                                              ------------------------
(in thousands)                                    2005         2004
----------------------------------------------------------------------

Cash Flow from Operating Activities:
  Net Income                                    $40,819       $29,997
  Adjustments to Reconcile Net Income to
   Net Cash
     Provided by Operating Activities:
     Depreciation                                46,433        34,501
     Provision for Doubtful Accounts                845           303
     Noncash Compensation                            44            57
     Gain on Sale of Rental Equipment            (9,662)       (8,532)
     Change In:
       Accounts Receivable                      (10,701)       (8,370)
       Prepaid Expenses and Other Assets         (1,312)       (2,348)
       Accounts Payable and Accrued
        Liabilities                               2,646         6,231
       Deferred Income                            3,033           761
       Deferred Income Taxes                      9,708         9,672
                                               ---------     ---------
        Net Cash Provided by Operating
         Activities                              81,853        62,272
                                               ---------     ---------

Cash Flow from Investing Activities:
  Acquisition of TRS                                 --      (120,209)
  Purchase of Rental Equipment                 (105,501)      (65,706)
  Purchase of Property, Plant and Equipment     (10,512)       (1,347)
  Proceeds from Sale of Rental Equipment         31,406        27,422
                                               ---------     ---------
        Net Cash Used in Investing Activities   (84,607)     (159,840)
                                               ---------     ---------

Cash Flow from Financing Activities:
  Net Borrowings (Repayments) Under Bank
   Lines of Credit                               11,344        44,622
  Borrowings Under Private Placement                 --        60,000
  Proceeds from the Exercise of Stock
   Options, net                                   4,595         3,630
  Repurchase of Common Stock                        (30)          (40)
  Payment of Dividends                          (13,068)      (10,459)
                                               ---------     ---------
        Net Cash Provided By Financing
         Activities                               2,841        97,753
                                               ---------     ---------
        Net Increase in Cash                         87           185
Cash Balance, beginning of period                   189             4
                                               ---------     ---------
Cash Balance, end of period                        $276          $189
                                               =========     =========
Interest Paid, during the period                 $7,799        $5,518
                                               =========     =========
Income Taxes Paid, during the period            $22,871        $8,355
                                               =========     =========
Dividends Declared, not yet paid                 $3,479        $2,700
                                               =========     =========
Rental Equipment Acquisitions, not yet paid     $14,694        $5,625
                                               =========     =========


Mobile Modular Segment - Three Months 2005 compared to Three Months 2004 (Unaudited)
----------------------------------------------------------------------
(dollar amounts in thousands)    Three Months Ended     2005 over 2004
                                                       ---------------
                              12/31/2005  12/31/2004     $        %
                             -----------------------------------------

Revenues
--------
Rental Revenues                $21,682     $19,146    $2,536      13%
Rental Related Services          7,604       5,903     1,701      29%
                             --------------------------------
   Rental Operations            29,286      25,049     4,237      17%
Sales                           14,377       5,573     8,804     158%
Other                              162         107        55      51%
                             --------------------------------
Total Revenues                  43,825      30,729    13,096      43%
                             --------------------------------

Gross Profit
------------
Rental Revenues                 13,963      12,576     1,387      11%
Rental Related Services          2,240       1,287       953      74%
                             --------------------------------
   Rental Operations            16,203      13,863     2,340      17%
Sales                            3,793       1,558     2,235     143%
Other                              162         107        55      51%
                             --------------------------------
Total Gross Profit              20,158      15,528     4,630      30%
                             --------------------------------

                             --------------------------------
Pretax Income                  $13,393      $9,761    $3,632      37%
                             --------------------------------

Other Information
-----------------
Depreciation of Rental
 Equipment                      $2,773      $2,173      $600      28%
Interest Expense Allocation      1,590       1,145       445      39%

Average Rental Equipment (1)   363,768     317,667    46,101      15%
Average Rental Equipment on
 Rent (1)                      305,008     274,168    30,840      11%
Average Monthly Total Yield
 (2)                             1.99%       2.01%                -1%
Average Utilization (3)          83.8%       86.3%                -3%
Average Monthly Rental Rate
 (4)                             2.37%       2.33%                 2%

Period End Rental Equipment
 (1)                          $366,253    $321,203   $45,050      14%
Period End Utilization (3)       83.5%       86.1%                -3%


1 Average and period end rental equipment represents the cost of rental equipment excluding new equipment inventory and accessory equipment.

2 Average monthly total yield is calculated by dividing the averages of monthly rents by the cost of rental equipment, for the period.

3 Period end utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment. Average utilization for the period is calculated using the average costs of the rental equipment.

4 Average monthly rental rate is calculated by dividing the averages of monthly rents by the cost of rental equipment on rent, for the period.


TRS-RenTelco Segment - Three Months 2005 compared to Three Months
2004 (Unaudited)
----------------------------------------------------------------------
(dollar amounts in thousands)     Three Months Ended    2005 over2004
                                                       ---------------
                              12/31/2005   12/31/2004    $         %
                            ------------------------------------------

Revenues
--------
Rental Revenues                $18,634     $18,516      $118       1%
Rental Related Services            417         486       (69)    -14%
                            ---------------------------------
   Rental Operations            19,051      19,002        49       --
Sales                           12,128       7,695     4,433      58%
Other                              386         481       (95)    -20%
                            ---------------------------------
Total Revenues                 $31,565     $27,178    $4,387      16%
                            ---------------------------------

Gross Profit
------------
Rental Revenues                 $8,035      $6,592    $1,443      22%
Rental Related Services             94         176       (82)    -47%
                            ---------------------------------
   Rental Operations             8,129       6,768     1,361      20%
Sales                            2,277       2,392      (115)     -5%
Other                              386         481       (95)    -20%
                            ---------------------------------
Total Gross Profit             $10,792      $9,641    $1,151      12%
                            ---------------------------------

                            ---------------------------------
Pretax Income                   $5,490      $3,887    $1,603      41%
                            ---------------------------------

Other Information
-----------------
Depreciation of Rental
 Equipment                      $8,315      $9,528   $(1,213)    -13%
Interest Expense Allocation        665         578        87      15%

Average Rental Equipment (1)   153,094     147,408     5,686       4%
Average Rental Equipment on
 Rent (1)                      108,007      94,239    13,768      15%
Average Monthly Total Yield
 (2)                             4.06%       4.19%                -3%
Average Utilization (3)          70.5%       63.9%                10%
Average Monthly Rental Rate
 (4)                             5.75%       6.55%               -12%

Period End Rental Equipment
 (1)                          $154,119    $148,014    $6,105       4%
Period End Utilization (3)       68.9%       61.6%                12%


1 Average and period end rental equipment represents the cost of rental equipment excluding accessory equipment.

2 Average monthly total yield is calculated by dividing the averages of monthly rents by the cost of rental equipment, for the period.

3 Period end utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding accessory equipment. Average utilization for the period is calculated using the average costs of the rental equipment.

4 Average monthly rental rate is calculated by dividing the averages of monthly rents by the cost of rental equipment on rent, for the period.


Mobile Modular Segment - Twelve Months 2005 compared to Twelve Months 2004 (Unaudited)
----------------------------------------------------------------------
(dollar amounts in thousands)   Twelve Months Ended    2005 over 2004
                                                      ----------------
                              12/31/2005  12/31/2004    $         %
                            ------------------------------------------

Revenues
--------
Rental Revenues                $81,180     $71,460    $9,720      14%
Rental Related Services         25,053      22,142     2,911      13%
                            ---------------------------------
   Rental Operations           106,233      93,602    12,631      13%
Sales                           49,107      27,617    21,490      78%
Other                              625         444       181      41%
                            ---------------------------------
Total Revenues                 155,965     121,663    34,302      28%
                            ---------------------------------

Gross Profit
------------
Rental Revenues                 51,756      45,002     6,754      15%
Rental Related Services          8,259       7,751       508       7%
                            ---------------------------------
   Rental Operations            60,015      52,753     7,262      14%
Sales                           12,100       6,615     5,485      83%
Other                              625         444       181      41%
                            ---------------------------------
Total Gross Profit              72,740      59,812    12,928      22%
                            ---------------------------------

                            ---------------------------------
Pretax Income                  $46,794     $37,850    $8,944      24%
                            ---------------------------------

Other Information
-----------------
Depreciation of Rental
 Equipment                       9,587       8,374     1,213      14%
Interest Expense Allocation      5,679       3,947     1,732      44%

Average Rental Equipment (1)  $341,103    $303,294   $37,809      12%
Average Rental Equipment on
 Rent (1)                     $289,584    $259,598   $29,986      12%
Average Monthly Total Yield
 (2)                             1.98%       1.96%                 1%
Average Utilization (3)          84.9%       85.6%                -1%
Average Monthly Rental Rate
 (4)                             2.34%       2.29%                 2%

Period End Rental Equipment
 (1)                          $366,253    $321,203   $45,050      14%
Period End Utilization (3)       83.5%       86.1%                -3%


1 Average and period end rental equipment represents the cost of rental equipment excluding new equipment inventory and accessory equipment.

2 Average monthly total yield is calculated by dividing the averages of monthly rents by the cost of rental equipment, for the period.

3 Period end utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment. Average utilization for the period is calculated using the average costs of the rental equipment.

4 Average monthly rental rate is calculated by dividing the averages of monthly rents by the cost of rental equipment on rent, for the period.


TRS-RenTelco Segment - Twelve Months 2005 compared to Twelve Months 2004 (Unaudited)
----------------------------------------------------------------------
(dollar amounts in thousands)  Twelve Months Ended     2005 over 2004
                                                      ----------------
                              12/31/2005 12/31/2004     $         %
                            ------------------------------------------

Revenues
--------
Rental Revenues                $71,136     $48,898   $22,238      45%
Rental Related Services          1,407       1,205       202      17%
                            ---------------------------------
   Rental Operations            72,543      50,103    22,440      45%
Sales                           31,154      20,291    10,863      54%
Other                            1,956       1,209       747      62%
                            ---------------------------------
Total Revenues                $105,653     $71,603   $34,050      48%
                            ---------------------------------

Gross Profit
------------
Rental Revenues                $27,090     $18,923    $8,167      43%
Rental Related Services            308         424      (116)    -27%
                            ---------------------------------
   Rental Operations            27,398      19,347     8,051      42%
Sales                            7,689       5,430     2,259      42%
Other                            1,956       1,209       747      62%
                            ---------------------------------
Total Gross Profit             $37,043     $25,986   $11,057      43%
                            ---------------------------------

                            ---------------------------------
Pretax Income                  $17,211     $10,718    $6,493      61%
                            ---------------------------------

Other Information
-----------------
Depreciation of Rental
 Equipment                      34,591      24,052    10,539      44%
Interest Expense Allocation      2,475       1,412     1,063      75%

Average Rental Equipment (1)  $151,087     $93,387   $57,700      62%
Average Rental Equipment on
 Rent (1)                      $99,980     $57,608   $42,372      74%
Average Monthly Total Yield
 (2)                             3.92%       4.36%               -10%
Average Utilization (3)          66.2%       61.7%                 7%
Average Monthly Rental Rate
 (4)                             5.93%       7.07%               -16%

Period End Rental Equipment
 (1)                          $154,119    $148,014    $6,105       4%
Period End Utilization (3)       68.9%       61.6%                12%


1 Average and period end rental equipment represents the cost of rental equipment excluding accessory equipment.

2 Average monthly total yield is calculated by dividing the averages of monthly rents by the cost of rental equipment, for the period.

3 Period end utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding accessory equipment. Average utilization for the period is calculated using the average costs of the rental equipment.

4 Average monthly rental rate is calculated by dividing the averages of monthly rents by the cost of rental equipment on rent, for the period.




    CONTACT: McGrath RentCorp
             Thomas J. Sauer, 925-606-9200